UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25



                                               Commission File Number: 811-09637

                                               CUSIP Number: 09250J106 09250J205
                                                             09250J205 09250J304
                                                             09250J304 09250J403
                                                             09250J502 09250J601
                                                             09250J700 09250J809
                                                             09250J882 09250J874
                                                             09250J866 09250J858
                                                             09250J841 09250J833
                                                             09250J825 09250J817
                                                                       09250J791

                           NOTIFICATION OF LATE FILING

(Check One):
[ ] Form 10-K                             [ ] Form 20-F
[ ] Form 11-K                             [ ] Form 10-Q
[ ] Form N-SAR                            [X] Form N-CSR

      For Period Ended: October 31, 2006_________________________

      [ ]     Transition Report on Form 10-K
      [ ]     Transition Report on Form 20-F
      [ ]     Transition Report on Form 11-K
      [ ]     Transition Report on Form 10-Q
      [ ]     Transition Report on Form N-SAR
      [ ]     Transition Report on Form N-CSR

      For the Transition Period Ended:____________________________

      Read Attached Instruction Sheet Before Preparing Form. Please Print or
Type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:________________________

                                     PART I
                             REGISTRANT INFORMATION

BlackRock Large Cap Series Funds, Inc.
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Full Name of Registrant

Merrill Lynch Large Cap Series Funds, Inc.
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Former Name if Applicable

800 Scudders Mill Road
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Address of Principal Executive Office (Street and Number)

Plainsboro, New Jersey  08536
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City, State and Zip Code


                                     PART II
                             RULE 12b-25(b) AND (c)


      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate) |X|


            (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;


            (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and


            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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

                                    PART III
                                    NARRATIVE


      State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

Additional time is required to prepare a complete and accurate filing. The Fund's Form N-CSR has been filed with the Securities and Exchange Commission. The annual report to shareholders dated October 31, 2006 was mailed to shareholders within the prescribed time period.


                                     PART IV
                                OTHER INFORMATION


      (1) Name and telephone number of person to contact in regard to this notification.

Neal Andrews                                       (302) 797-6179
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(Name)                                          (Area code)(Telephone number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).


                  |X| Yes                   |_| No

            (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?


                  |_| Yes                   |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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

Date    January 10, 2006             By      /s/ Donald C. Burke
        ----------------------               ------------------------------
                                             Donald C. Burke
                                             Vice President and Treasurer



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